EXHIBIT 10.1

TAPESTRY, INC.
2018 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1.            Purpose

The purpose of this 2018 Performance-Based Annual Incentive Plan (the “Bonus Plan”) is to advance the interests of Tapestry, Inc. (the “Company”) and its stockholders by providing eligible employees with annual incentive compensation opportunities that are tied to the achievement of performance goals.  The Bonus Plan is for the benefit of eligible employees who are designated as Participants (as defined below).  The effective date of the Bonus Plan is August 9, 2018 (the “Effective Date”) and shall commence with respect to the Company’s fiscal year beginning July 1, 2018.

2.            Administration

The Human Resources Committee of the Board of Directors of the Company (the “Board”) or another committee or subcommittee of the Board, in any such case consisting of not less than two directors, each of whom shall qualify as “independent” under the rules of the New York Stock Exchange (the “Committee”), shall administer the Bonus Plan.  The Committee shall have the right, power and authority, in its sole discretion, to administer, apply and interpret the Bonus Plan, and to decide all matters arising in connection with the operation and administration of the Bonus Plan.  All decisions and determinations by the Committee with respect to the Bonus Plan shall be final, binding, and conclusive on all parties for all purposes.  Solely with respect to Participants other than executive officers of the Company and such other executives of the Company and Participating Affiliates as may be designated from time to time by the Committee, the Committee shall have the authority to delegate administration of the Bonus Plan to one or more employees of the Company.

3.            Eligibility and Participation

All Employees (as defined below) of the Company and each Participating Affiliate (as defined below) are eligible to participate in the Bonus Plan.  The Committee or its delegate shall designate the Employees who shall be eligible to receive awards under the Bonus Plan.  Each Employee who is designated to receive an award under the Bonus Plan for a Performance Period (as defined below) shall be a “Participant” hereunder.  As of the Effective Date, entities listed on Exhibit A shall be Participating Affiliates whose Employees may be eligible to participate in the Bonus Plan as determined by the Committee or its designate.

“Employee” means any officer or other employee (as determined in accordance with Section 3401(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder) of the Company or Participating Affiliate, but shall not include any person whose services with the Company are performed pursuant to a contract or arrangement that purports to treat the individual as an independent contractor even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of the Company rather than an independent contractor.

“Participating Affiliate” means a subsidiary or affiliate of the Company listed on Exhibit A or that has, with the consent of the Committee or its delegate, adopted the Bonus Plan.  The Committee or its delegate may add or remove Participating Affiliates to the Bonus Plan at any time it determines in its discretion.

4.            Performance Bonus Determinations and Payments

(a)            A Participant may receive an award (a “Performance Bonus”) under the Bonus Plan based upon the attainment of performance goals which are established by the Committee and relate to one or more financial, operational or other metrics deemed appropriate by the Committee in its sole discretion with respect to the Company or any of its subsidiaries or affiliates (the “Performance Goals”), including but not limited to the following:

i.	net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization);
ii.	economic value added;
iii.	gross or net sales or revenue;
iv.	net income (either before or after taxes);
v.	adjusted net income;
vi.	operating earnings, income or profit;
vii.	cash flow (including, but not limited to, operating cash flow and free cash flow);
viii.	return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales);
ix.	total stockholder return;
x.	gross or net profit or operating margin;
xi.	costs;
xii.	productivity;
xiii.	expense targets or cost reduction goals;
xiv.	general and administrative expense savings;
xv.	operating efficiency;
xvi.	customer satisfaction and brand perception/brand health;
xvii.	working capital, or any component thereof;
xviii.	earnings or diluted earnings per share;
xix.	adjusted earnings or diluted earnings per share;
xx.	price per share of the Company’s common stock,
xxi.	amount of debt or debt reduction;
xxii.	strategic objectives, development of new product lines and related revenue, sales and margin targets, market development and acquisitions;
xxiii.	market share; and
xxiv.	economic value.

The foregoing list of Performance Goals is not exhaustive and the Committee shall have the discretion to establish such other Performance Goals as the Committee deems appropriate from time to time.  Each Performance Goal established by the Committee may be measured either in absolute terms or as compared to any incremental increase or decrease, or as compared, in a ratio, to any other listed metric, or as compared to results of a peer group or to market performance indicators or indices.

(b)            With respect to each Performance Period, when the outcome of the Performance Goal(s) remains substantially uncertain, the Committee shall establish the Performance Goals for the Performance Bonuses for such Performance Period.  The Performance Goals for the Performance Bonuses shall be based upon formulas that tie such Performance Bonuses to one or more performance objectives relating to the Performance Goals.  With respect to each Performance Period, the Committee shall determine the method by which a Participant’s Performance Bonus under the Bonus Plan shall be calculated for such Performance Period, based on the attainment of the applicable Performance Goals, or such other factors or criteria the Committee deems appropriate in its sole discretion, including, without limitation, service-related criteria.  Except as may otherwise be determined in the discretion of the Committee or its delegate, a Participant must be actively employed by the Company or a Participating Affiliate on the date a Performance Bonus is paid in order to receive a Performance Bonus.  For purposes of the Bonus Plan, “Performance Period” shall mean any fiscal year of the Company (beginning with the Company’s fiscal year ending June 29, 2019) or such other period as shall be designated by the Committee in its sole discretion.

(c)            After the end of the applicable Performance Period and prior to the payment of any Performance Bonuses to Participants, the Committee shall determine or certify in writing with respect to the attainment of the performance objectives.  Payment of any Performance Bonus shall be made in cash following the date of such certification and in any event on or prior to the last day of the “short-term deferral” period under Section 409A of the Code.

(d)            Prior to making any Performance Bonus payment, the Committee shall have the discretion to increase (but not above the limit set forth below) or decrease the Performance Bonus payment otherwise calculated pursuant to Section 4(a).  In no event shall the payment to any one Participant under the Bonus Plan with respect to any Performance Period exceed six million dollars ($6,000,000).

(e)            The Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals, which adjustments may increase or decrease a Performance Bonus.  Such adjustments may include, among others, one or more of the following:

i.	items related to a change in accounting principle;
ii.	items relating to financing activities;
iii.	expenses for restructuring or productivity initiatives;
iv.	other non-operating items;
v.	items related to acquisitions;
vi.	items attributable to the business operations of any entity acquired by the Company during the applicable Performance Period;
vii.	items related to the disposal of a business or segment of a business;
viii.	items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”);
ix.	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the applicable Performance Period;
x.	any other items of significant income or expense which are determined to be appropriate adjustments;

xi.	items relating to unusual or extraordinary corporate transactions, events or developments;
xii.	items related to amortization of acquired intangible assets;
xiii.	items that are outside the scope of the Company’s core, on-going business activities;
xiv.	items related to acquired in-process research and development;
xv.	items relating to changes in applicable laws, regulation or accounting principles;
xvi.	items relating to major licensing or partnership arrangements;
xvii.	items relating to asset impairment charges;
xviii.	items relating to gains or losses for litigation, arbitration and contractual settlements,
xix.	items attributable to expenses incurred in connection with a reduction in force or early retirement initiative;
xx.	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions; or
xxi.	such other adjustments the Committee determines appropriate, in its sole discretion, taking into account such factors that the Committee deems relevant.

The Committee shall have the discretion to determine whether, when and to what extent an adjustment is necessary or advisable based upon consideration of such factors the Committee deems appropriate in light of the facts and circumstances.

5.            Forfeiture and Claw-Back Provisions

The Committee may provide that any Performance Bonuses paid under the Bonus Plan shall be subject to the provisions of any claw-back policy implemented by the Company from time to time, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

6.            Other Provisions

(a)            Neither the establishment of the Bonus Plan nor the selection of any individual as a Participant shall give any individual any right to be retained in the employ of the Company or any subsidiary thereof, or any right whatsoever under the Bonus Plan other than to receive Performance Bonus payments if awarded by the Committee.

(b)            No member of the Board or the Committee, or any officer or employee of the Company to whom the Committee may delegate administration of the Bonus Plan, shall be liable to any individual in respect of the Bonus Plan for any act or omission of such member or of any other member or of any officer, agent or employee of the Company.

(c)            In the event that any provision of the Bonus Plan shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining parts of the Bonus Plan, and the Bonus Plan shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never been contained in the Bonus Plan.

(d)            Any interests of Participants under the Bonus Plan may not be voluntarily sold, transferred, pledged, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

(e)            The Company shall withhold such amounts as may be required by federal, state, local, foreign or provincial law from all Performance Bonus payments under the Bonus Plan.

(f)            To the extent not preempted by federal law, the Bonus Plan shall be governed and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(g)            The Bonus Plan is an “unfunded” plan providing incentive compensation and nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.

(h)            No Performance Bonus payment under the Bonus Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent set forth in any such retirement or other benefit plan.

(i)            The provisions of Performance Bonuses need not be the same with respect to each Participant, and Performance Bonuses to individual Participants need not be the same in subsequent years.

7.            Amendment and Termination

The Company reserves the right to amend, suspend or terminate the Bonus Plan at any time in its sole discretion.

I hereby certify that the Bonus Plan was duly adopted by the Board of Directors of Tapestry, Inc. as of August 9, 2018.

TAPESTRY, INC.

By:
Todd Kahn, Secretary

EXHIBIT A

Participating Affiliates
(As of July 1, 2018)

LEGAL ENTITY	JURISDICTION
B.B. SAS
Coach Consulting Dongguan, Co. Ltd.
Coach Hong Kong Limited
Coach Hong Kong Limited - Macau Branch
Coach International Limited
Coach International Limited - Korea Branch
Coach Italy Srl
Coach Japan LLC
Coach Korea Limited
Coach Leatherware India Pvt.Ltd.
Coach Malaysia Sdn. Bhd.
Coach Management (Shanghai) Co., Ltd.
Coach Netherlands BV
Coach Netherlands BV - Philippines Branch
Coach Netherlands BV - Taiwan Branch
Coach New Zealand
Coach Operations Singapore Pte. Ltd.
Coach Shanghai Limited
Coach Singapore Pte. Ltd.
Coach Spain SL
Coach Stores Australia Pty Ltd.
Coach Stores Austria GmbH
Coach Stores Belgium BVBA
Coach Stores Canada Corporation
Coach Stores France SARL
 Coach Stores Germany GmbH
Coach Stores Ireland Ltd.
Coach Stores Limited
Coach Stores Puerto Rico, Inc.
Coach Stores Switzerland GmbH
Coach Stores Unipessoal Ltda.
Coach Vietnam Co., Ltd.
Kate Spade & Company International
Limited Kate Spade Canada Corporation
Kate Spade Japan Co., Ltd.
Kate Spade LLC
Kate Spade New York - France SARL
Kate Spade Puerto Rico, LLC
Kate Spade U.K. Limited
Kate Spade U.K. Ltd. (French Branch)
Kate Spade U.K. Ltd. (Ireland Branch)
Shoe Heaven, SL
Shoes by Stuart, SLU
Stuart Weitzman (Monaco) SARL
Tapestry, Inc.

France
China
Hong Kong
Macau
Hong Kong
Korea
Italy
Japan
Korea
India
Malaysia
China
Netherlands
Philippines
Taiwan
New Zealand
Singapore
China
Singapore
Spain
Australia
Austria
Belgium
Canada
France
Germany
Ireland
UK
Puerto Rico
Switzerland
Portugal
Vietnam
Hong Kong
Canada
Japan
US
France
US
UK
France
Ireland
Spain
Spain
Monaco
US